                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Rent-Way, Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

PRELIMINARY
                                 RENT-WAY, INC.
                              3230 WEST LAKE ROAD
                            ERIE, PENNSYLVANIA 16505

                             ------------------


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               MARCH 12, 1997

                             ------------------


To The Shareholders of Rent-Way, Inc.:

            Notice is hereby given that the Annual Meeting of the Shareholders of Rent- Way, Inc. will be held at the Bel Aire Hotel located at 2800 West Eighth Street, Erie, Pennsylvania, on Wednesday, March 12, 1997 at 10:00 a.m. for the following purposes:

            1. To elect two Class II directors to serve until the 2000 Annual Meeting of Shareholders;

            2. To consider and act upon a proposal to amend the Company's Articles of Incorporation to increase the authorized number of common shares, without par value, from 10,000,000 to 20,000,000 shares.

            3. To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.

            The Board of Directors has fixed the close of business on January 27, 1997 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on by shareholders, except that shareholders are entitled to cumulative voting in the election of directors.

                                By Order of the Board of Directors,

                                            WILLIAM LERNER
                                               Secretary

Erie, Pennsylvania
February __, 1997


            WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING,
               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
                  RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

PRELIMINARY
                                 RENT-WAY, INC.
                              3230 WEST LAKE ROAD
                            ERIE, PENNSYLVANIA 16505

                               ------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 12, 1997

                               ------------------


            This Proxy Statement and the accompanying form of proxy are being mailed on or about February _, 1997 in connection with the solicitation by the Board of Directors of Rent-Way, Inc. (hereinafter "Rent-Way" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, March 12, 1997 and any adjournments thereof.

            If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument with the Secretary of the Company revoking it or by submitting a duly executed proxy bearing a later date.

            The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its common stock.

            The authorized common stock of the Company consists of 10,000,000 shares, no par value, of which 6,593,876 shares are issued and outstanding (the "Common Stock"). Each outstanding share of Common Stock is eligible to be voted at the meeting. Holders of record as of January 27, 1997 will be entitled to one vote per share on all matters to be voted on by the shareholders, except that shareholders are entitled to cumulative voting in the election of directors, which means that a shareholder is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and all of such votes may be cast for one nominee or distributed among any two or more nominees. Cumulative voting enables shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of directors being voted upon. Persons holding less than a majority of the shares voting may therefore be able to elect one or more directors.

            The presence, in person or by proxy, of a majority of the shares of the Common Stock outstanding on the record date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

                             ELECTION OF DIRECTORS

            The Company's by-laws require that the directors be divided into three classes, with the term of office of at least one class expiring each year. Pursuant to the by-laws, the members of a class are elected for a term of three years and until their respective successors have been elected and qualified, or until the respective director resigns, is removed or disqualified. The term of office of Class II directors expires at the Annual Meeting. The Board of Directors proposes that the nominees described below, each of whom is currently serving as a Class II director, be elected as Class II directors for a new term of three years ending at the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

            When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the direction indicated, or, if no direction is indicated, the shares will be voted in favor of the election of the nominees identified below. The Company expects each nominee to be able to serve, if elected, but if any nominee notifies the Company before the meeting that he is unable to do so, then the proxies will be voted for such other person as the Board shall designate.

            Information regarding the nominees standing for election as Class II directors is set forth below:

MARC W. JOSEFFER has been a director of the Company since May 1994 and was employed by the Company in various management positions from May 1994 through October 1996. For more than five years prior thereto, he was Vice President and a principal shareholder of D.A.M.S.L. Corp., a privately-owned company engaged in the rental-purchase industry. D.A.M.S.L. Corp. was acquired by the Company in May 1994, at which time Mr. Joseffer was elected a director of the Company by the Board.

WILLIAM LERNER has been a director of the Company since November 1992 and its Secretary since January 1993. Mr. Lerner, a practicing attorney in New York since 1961 and in Pennsylvania since 1990, is of counsel to Snow Becker Krauss P.C., New York, New York. Mr. Lerner is also a director of Seitel, Inc., a company listed on the New York Stock Exchange ("NYSE") that develops and maintains a seismic data bank for the oil and gas industry, Helm Resources, Inc., a company listed on the American Stock Exchange with interests in the packaging and distribution of plastic resins, the distribution of films to cable television companies and asset based lending activities and Micros-to-Mainframes, Inc., a company listed on Nasdaq that is a provider and systems integrator of advanced technology communications products and Internet services. From 1986 to 1989, Mr. Lerner was General Counsel to The Geneva Companies, which provides merger and acquisition services to privately-owned middle market companies, and from 1989 to 1990 was General Counsel to Hon Development Company, a southern California real estate development company.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
             ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR.

                             MANAGEMENT INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

           Certain information regarding the directors and executive officers of the Company is set forth below.

            NAME                AGE                 POSITION
            ----                ---                 --------
    Gerald A. Ryan              61      Chairman of the Board and Director

    William E. Morgenstern      38      President, Chief Executive Officer and Director

    William Lerner              61      Director and Secretary

    Vincent A. Carrino          38      Director

    Robert B. Fagenson          47      Director

    Marc W. Joseffer            46      Director

    Jeffrey A. Conway           39      Vice President and Chief Financial Officer

    Ronald D. DeMoss            46      Vice President and General Counsel

    Thomas E. Wurm              45      Vice President-Operations

     GERALD A. RYAN, a founder of the Company, has served as Chairman of the Board of the Company since its formation in 1981. Mr. Ryan has also been instrumental in the formation of several other companies, including Spectrum Control, Inc., a company listed on Nasdaq, which produces electronic components. He presently serves as Chairman of the Board of Spectrum Control, Inc. In 1986, Mr. Ryan acquired Skinner Engine Company, a privately-held company, which manufactures and rebuilds mixers for use in the rubber industry, and serves as Chairman of the Board of that company. Mr. Ryan is a Class I director of the Company whose term expires in 1999.

     WILLIAM E. MORGENSTERN, a founder of the Company, has served as its President and Chief Executive Officer since its formation in 1981. Mr. Morgenstern began his rental-purchase industry career with Rent-A-Center in 1979 in Ft. Worth, Texas. While employed by Rent-A-Center, he held the positions of store manager and district manager for Pennsylvania and New York. Mr. Morgenstern is currently President of the Pennsylvania Association of Rental Dealers ("PARD"), a trade association that monitors activities in the state legislature that affect the rental-purchase industry. From 1986 to 1988, he served on the Board of Directors of APRO, the rental-purchase industry's national trade association. Mr. Morgenstern is a Class III director of the Company whose term expires in 1998.

      VINCENT A. CARRINO has been director since January 1995 when he was elected by the Board for a one-year term expiring in 1996. At the 1996 Annual Meeting of Shareholders, Mr. Carrino was elected as a Class III director of the Company whose term expires in 1998. Mr. Carrino founded Brookhaven Capital Management, Inc., an investment management company headquartered in Menlo Park, California, in 1986 and has been its President since that date.

      ROBERT B. FAGENSON has been a director since August 1993. He has, for more than the past five years, been President and a director of Fagenson & Co., Inc., a NYSE specialist firm, and a Vice President and director of Starr Securities, Inc., a registered broker-dealer and member of the NYSE. Mr. Fagenson is also a director of the NYSE, Healthy Planet Products, Inc., a company listed on Nasdaq that designs, publishes and markets greeting cards, Hudson Hotel Corporation (formerly Microtel Franchise and Development Corporation), a company listed on Nasdaq and a developer of economy lodging facilities and owner and operator of hotel, motel and resort properties, AutoInfo, Inc., a company listed on Nasdaq and a dealer in computerized products and services for after-market motor vehicle parts, and Nu-Tech Biomedical, Inc., a company listed on Nasdaq that researches medicines for the treatment of cancer. Mr. Fagenson was a director of Strings, Ltd., a specialty retail chain which, in June 1992, filed for protection under Chapter 11 of the Federal Bankruptcy Code. Mr. Fagenson has since resigned his position as a director of that company. Mr. Fagenson is a Class I director of the Company whose term expires in 1999.

      JEFFREY A. CONWAY was employed by the Company as a financial advisor from February 1992 through September 1992 and in October 1992 was appointed Vice President and Chief Financial Officer. He served as Chief Financial Officer of Rentclub, Inc., a 17 store rental-purchase chain, from June 1990 through November 1991. From 1979 through June 1987 and from July 1987 to October 1989, Mr. Conway was employed by the independent accounting firms of Coopers & Lybrand and Ernst & Young, respectively, as an Audit Manager. Mr. Conway is a certified public accountant.

      RONALD D. DEMOSS was elected Vice President and General Counsel of the Company in February 1996. From June 1990 through November 1995, Mr. DeMoss was employed as a corporate counsel for Rent-A-Center and, in such capacity, was involved in the enactment of rental-purchase legislation in 11 states. From early 1995, Mr. DeMoss also served as Director of Government Relations for Rent-A-Center. Mr. DeMoss serves on APRO's Government Relations Committee and, for his work in the area of governmental regulation of the rental-purchase industry, Mr. DeMoss received APRO's 1995 President's Award of Excellence. From 1981 through 1990, Mr. DeMoss was a practicing attorney in Wichita, Kansas.

     THOMAS E. WURM has been Director of Operations-Corporate of the Company since October 1995 and was elected Vice President-Operations in February 1996. From August 1994 through August 1995, Mr. Wurm was a partner in an Aaron's Rental Purchase Franchise located in Springfield, Missouri. From May 1988 through July 1994, he served as a Regional Director of Rent-A-Center, where he managed 116 stores in 15 states. Mr. Wurm has been involved in the rental-purchase industry for over 20 years.

     Addition information regarding Messrs. Joseffer and Lerner appears under the caption "Election of Directors" in this Proxy Statement.

MEETINGS AND COMMITTEES OF THE BOARD

            The Board of Directors has standing Audit, Compensation and Executive Committees. The Board does not have a Nominating Committee. The Board of Directors held six meetings in 1996. Each director attended at least 75% of meetings of the full Board and meetings of committees on which each served in 1996.

            The Audit Committee consists of Messrs. Carrino, Fagenson and Lerner. The Audit Committee ratifies the selection of the independent auditors, reviews the arrangements for and scope of the annual audit and reviews the results of such audit, inquires into important internal control, accounting and financial reporting matters, reviews potential conflict of interest situations, as appropriate, and reports and make recommendations to the full Board, as appropriate. The Audit Committee had one meeting in 1996.

            The Compensation Committee consists of Messrs. Fagenson and Lerner. The Compensation Committee reviews the Company's compensation policies, reviews and approves the compensation of executive officers, and until November 1996, administered the Company's 1992 and 1995 Stock Option Plans. In November 1996, Messrs. Fagenson and Lerner were appointed as the members of the Stock Option Committee to administer the Company's 1992 and 1995 Stock Option Plans and otherwise administer and oversee the grant of stock options by the Company. The Compensation Committee had one meeting in 1996.

            The Executive Committee consists of Messrs. Ryan and Morgenstern. The Executive Committee meets between regular Board meetings to consider items of general concern to the Company. In addition, it recommends nominees to the Board, sets the compensation of senior management (other than executive officers), approves locations for and timing of new store openings, and takes such further action as appropriate for the Company to properly function between Board meetings (subject to ratification or approval of the full Board, as appropriate). The Executive Committee had twelve meetings in 1996.

COMPENSATION OF DIRECTORS

            Directors who are not executive officers of the Company (Messrs. Carrino, Fagenson and Lerner) receive $250 for each Board meeting attended in person or by telephone and an annual retainer of $2,000, payable quarterly, and are reimbursed for their out-of-pocket expenses incurred for attendance at meetings of directors and shareholders. Mr. Lerner receives no compensation for serving as Secretary to the Company. Directors who are executive officers of the Company receive no additional compensation for their services as directors.

EXECUTIVE COMPENSATION

            The following table discloses compensation for the years ended September 30, 1994, 1995 and 1996 received by the Chairman of the Board and the President and Chief Executive Officer of the Company and by those executive officers of the Company who served as such for the full fiscal year ended September 30, 1996 (the "Named Executive Officers").


                                                                                 LONG-TERM
                                                             ANNUAL             COMPENSATION
                                                        COMPENSATION(1)            AWARDS
                                                        ---------------            ------
                                                                                 SECURITIES
                                                                                 UNDERLYING
NAME AND PRINCIPAL POSITION         YEAR         SALARY ($)      BONUS ($)        OPTIONS(#)
---------------------------         ----         ----------      ---------        ----------
Gerald A. Ryan                       1996         $122,600        $13,750             --
 Chairman of the Board               1995          114,000           --             63,000
                                     1994           95,000           --             37,500

William E. Morgenstern               1996         $181,000        $14,000             --
 President and                       1995          144,000           --             63,000
 Chief Executive Officer             1994          125,000           --             36,750

Jeffrey A. Conway                    1996         $ 90,000          5,250             --
 Vice President and                  1995           89,000           --             30,000
 Chief Financial Officer             1994           70,000           --             27,000

Thomas E. Wurm                       1996         $124,000        $ 5,000           10,000
 Vice President-Operations

------------

(1) The Named Executive Officers did not receive any annual compensation not properly characterized as salary or bonus, except for certain prerequisites or other benefits the aggregate incremental cost of which to the Company did not exceed the lesser of

    $50,000 or 10% of the total annual salary and bonus reported for each such officer. The Company has a medical and health benefits plan and provides term life insurance for its employees, however, such plans do not discriminate in scope, terms or operation in favor of executive officers or directors and are generally available to all salaried employees. The Company has a 401(k) plan but does not have any other pension plan or any long-term incentive plan other than the stock option plans described below.

EMPLOYMENT AGREEMENTS

            The Company has entered into an employment agreement with Mr. Ryan pursuant to which he serves as Chairman of the Board of the Company for a term that commenced October 1, 1995 and continues until September 30, 1998, unless earlier terminated in accordance with its terms. The term of the employment agreement is automatically extended for an additional one year period unless either party gives notice at least 60 days prior to the date which is one year prior to the date on which the agreement would otherwise terminate. Mr. Ryan is not required to render full-time service to the Company. Under the employment agreement, Mr. Ryan receives an annual salary of $125,000 (subject to annual cost of living increases) and is eligible to receive an annual bonus in an amount determined by the Board of Directors. Mr. Ryan is also eligible to participate in employee benefit plans and to receive fringe benefits made generally available to senior management.

            The Company has entered into an employment agreement with Mr. Morgenstern pursuant to which he is employed full-time as the President and Chief Executive Officer of the Company for a term that commenced on October 1, 1995 and continues to September 30, 1998, unless earlier terminated in accordance with its terms. The term of the employment agreement is automatically extended for an additional one year period unless either party gives notice at least 60 days prior to the date which is one year prior to the date on which the agreement would otherwise terminate. Under the employment agreement, Mr. Morgenstern receives an annual salary of $175,000 (subject to annual cost of living increases) and is eligible to receive an annual bonus in an amount determined by the Board of Directors. Mr. Morgenstern is also eligible to participate in all employee benefit plans and to receive fringe benefits made generally available to senior management.

            The Company has entered into an employment agreement with Mr. Conway pursuant to which he is employed full-time as the Vice President and Chief Financial Officer of the Company for a term that commenced on October 1, 1995 and continues to September 30, 1998, unless earlier terminated in accordance with its terms. The term of the employment agreement is automatically extended for additional two year periods unless either party gives notice at least 60 days prior to the date which is one year prior to the date on which the agreement would otherwise terminate. Under the employment agreement,

Mr. Conway receives an annual salary of $90,000, $95,000 and $100,000, respectively, during the first three years of the employment agreement. In each year following the third year, Mr. Conway's salary would be adjusted for increases in the cost of living. Mr. Conway is also eligible to receive an annual bonus in an amount determined by the Board of Directors. Mr. Conway is also eligible to participate in all employee benefit plans and to receive fringe benefits made generally available to senior management.

STOCK OPTION PLANS

     1992 Stock Option Plan

            The Company's Stock Option Plan of 1992 (the "1992 Plan"), which expires in 2002 unless earlier terminated by the Board, provides for the issuance of up to 600,000 shares of Common Stock pursuant to stock options granted to officers, directors, key employees, consultants and advisors of the Company. The 1992 Plan does not provide for stock appreciation rights. The 1992 Plan is administered by the Stock Option Committee of the Board which selects the optionees and determines the terms and provisions of each option grant within the parameters set forth in the 1992 Plan. Under the 1992 Plan, as of January 20 1997, 509,599 options were outstanding and 46,209 options had been exercised.

            Each option granted under the 1992 Plan is evidenced by a stock option agreement and may be intended to qualify as an "incentive stock option" within the meaning Section 422 of the Internal Revenue Code of 1986, as amended, or may not so be intended, as determined by the Stock Option Committee. The exercise price of options must be at least the fair market value of the Common Stock on the date the option is granted, and each option must expire no later than ten years from the date of grant. To exercise an option, the optionee must deliver to the Company full payment for the shares purchased, provided that the Stock Option Committee may in its discretion (i) accept as payment shares of Common Stock having a market value equal to the purchase price of the shares being purchased or (ii) permit the optionee to surrender the option without payment of additional consideration with the number of shares to be issued in exchange for the option to be the product of the excess of the fair market value of the Common Stock on the date of surrender over the per share exercise price and the number of shares subject to the option, divided by the fair market value of the Common Stock on the date of surrender. The Board is empowered to amend the 1992 Plan, subject to shareholder approval in certain circumstances.

     1995 Stock Option Plan

            The Company's 1995 Stock Option Plan (the "1995 Plan"), adopted by the Board of Directors on October 18, 1995, and approved by the shareholders of the Company at the 1995 Annual Meeting of Shareholders, provides for the issuance of up to 400,000 shares of Common Stock pursuant to stock options granted to officers, directors, key employees and other persons responsible for the success and growth of the Company. The 1995 Plan does not provide for stock appreciation rights. The 1995 Plan is administered by the Stock Option Committee of the Board and contains terms and provisions substantially identical to those contained in the 1992 Plan. Under the 1995 Plan, as of January 20, 1997, 321,700 options were outstanding, none of which had been exercised.

The following table sets forth information concerning stock option grants made to each of the Named Executive Officers in the fiscal year ended September 30, 1996:

             OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1996


                                                       INDIVIDUAL GRANTS

                              NUMBER OF
                              SECURITIES    % OF TOTAL OPTIONS
                              UNDERLYING         GRANTED TO
                               OPTIONS          EMPLOYEES IN        EXERCISE PRICE        EXPIRATION
              NAME           GRANTED (#)        FISCAL YEAR              ($/SH)              DATE
              ----           -----------        -----------              ------              ----
        Thomas E. Wurm        10,000(1)            6.97%                  8.81             10/23/00

-----------

(1) These options were granted under the 1995 Plan and are exercisable in full on the date of grant.

            The Named Executive Officers did not exercise any stock options for shares of Common Stock of the Company during the fiscal year ended September 30, 1996. The following table sets forth certain information concerning the value of unexercised options held by Named Executive Officers at the end of the fiscal year ended September 30, 1996.

                   SEPTEMBER 30, 1996 YEAR-END OPTION VALUES

                                    NUMBER OF SECURITIES
                                         UNDERLYING                     VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                     SEPTEMBER 30,1996                 SEPTEMBER 30, 1996 (1)
                                     -----------------                 ----------------------
       NAME                    EXERCISABLE     UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
       ----                    -----------     -------------        -----------     -------------
Gerald A. Ryan                   79,500            21,000           $  503,000        $117,120
William E. Morgenstern          138,750            21,000            1,115,000         117,120
Jeffrey A. Conway                47,000            10,000              312,500          48,800
Thomas E. Wurm                   10,000              ---               126,000            ---

------------

(1) Based on the closing sales price of the Common Stock on the Nasdaq National Market of $12.63 per share on September 30, 1996 less the exercise price.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth information concerning the shares of Common Stock beneficially owned by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company;
(iii) the Named Executive Officers of the Company; and (iv) the directors and executive officers of the Company as a group. This information is presented as of January 20, 1997. Except as otherwise noted, the Company believes that the persons listed below have sole investment and voting power with respect to the shares of Common Stock beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY       PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER (1)                OWNED (2)          CLASS
        ----------------------------------------                ---------          -----
        Gerald A. Ryan (3) ..........................           1,207,224           18.0%

        William E. Morgenstern (4) ..................           1,081,608           16.0

        William Lerner ..............................              48,000             *

        Vincent A. Carrino ..........................              73,000            1.1

        Robert B. Fagenson (5) ......................             204,000            3.1

        Marc W. Joseffer ............................             189,442            2.9

        Jeffrey A. Conway ...........................             123,000            1.8

        Thomas E. Wurm ..............................              27,500             *

        Directors/Executive Officers as a group
        (9 persons) .................................           2,380,336           33.6

        Massachusetts Mutual Life Insurance
        Company and affiliates (6) ..................             809,225           11.4
        1295 State Street
        Springfield, Massachusetts 01111

        Ryan Children's Trust of 1993 ...............             100,000            1.5

------------

*    Less than 1 %

(1) Unless otherwise indicated, the address for all persons listed above is c/o Rent-Way, Inc., 3230 West Lake Road, Erie, Pennsylvania 16505.

(2) Includes shares issuable upon exercise of stock options and warrants which are currently exercisable or which will become exercisable within 60 days.

(3) Includes 581,688 shares that Mr. Ryan and Mr. Morgenstern have the right to vote pursuant to a voting agreement and certain irrevocable proxies dated July 21, 1995 given in connection with the Company's acquisition of McKenzie Leasing Corporation. The voting agreement provides that such shares shall be voted in accordance with the direction of a majority of the Company's Board of Directors. Also includes 100,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee.

(4) Includes 581,688 shares that Mr. Morgenstern and Mr. Ryan have the right to vote pursuant to a voting agreement and certain irrevocable proxies dated July 21, 1995 given in connection with the Company's acquisition of McKenzie Leasing Corporation. The voting agreement provides that such shares shall be voted in accordance with the direction of a majority of the Company's Board of Directors.

(5) Includes 6,000 shares owned by the Fagenson & Co., Inc. Employee Pension Plan and Trust, of which Mr. Fagenson is a co-trustee.

(6) Represents shares of Common Stock issuable on the conversion of the Convertible Subordinated Notes and exercise of certain warrants.

                   CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

            The Company owned approximately 225 acres of land and building lots in Pennsylvania, Wisconsin and New York that were conveyed to the Company in 1992 by a company affiliated with Gerald A. Ryan, Chairman of the Board of the Company in full satisfaction of loans by the Company to Mr. Ryan and such company. The Company had the right exercisable for a thirty-day period beginning May 31, 1996 to sell and require Mr. Ryan to purchase all or any portion of such land and building lots at a purchase price determined with reference to the Company's carrying cost of such land and building lots and payable in cash and/or marketable securities, including shares of Common Stock of the Company. On June 4, 1996, the Company exercised its right and sold the land and building lots to Mr. Ryan at an aggregate purchase price of $946,000, which was paid by Mr. Ryan by surrender for cancellation of 52,500 options to acquire shares of Common Stock, by the delivery of 8,600 shares of Common Stock, by the conveyance to the Company of a building owned by Mr. Ryan which the Company had been leasing for storage space pursuant to a long-term lease and by the payment of cash. The surrendered stock options had a value of $633,000 based on the difference between the exercise price and the average closing price of a share of the Company's Common Stock as reported on Nasdaq during the 15 trading days preceding June 4. The outstanding shares delivered by Mr. Ryan had a value of $123,668 based on the average closing price per share during the 15 trading days preceding June 4. The value of the building conveyed to the Company was based on the present value of its future rental stream plus estimated residual value, $250,000, less the amount of the building's outstanding mortgage, $83,000, which was assumed by the Company. The remaining portion of the purchase price of $10,000 was paid in cash to the Company by Mr. Ryan.

            William E. Morgenstern, President and Chief Executive Officer of the Company, was indebted to the Company as of September 30, 1995 for loans made to him from time-to-time since the formation of the Company in 1981. Such loans were repayable by April 1, 1996 in cash or by delivery to the Company of marketable securities, including Common Stock of the Company, or both, and bore interest at the rate of 7.6% payable annually. On May 21, 1996, Mr. Morgenstern repaid such loans in the aggregate amount of $311,308.58 by surrendering to the Company 10,800 shares of Common Stock valued at $15.00 per share and paying the balance in cash.

            In connection with the acquisition of D.A.M.S.L. Corp. in May 1994, the Company entered into an employment agreement, consulting agreement and non-compete agreement with Marc W. Joseffer, a director of the Company. The employment contract expired on May 18, 1996. Under the employment agreement, Mr. Joseffer received salary of $172,666, $134,667 and $162,667 in the years ended September 30, 1994, 1995 and 1996, respectively. The employment agreement also entitled Mr. Joseffer to certain fringe benefits available to senior management of the Company. Mr. Joseffer also receives payments from the Company under a five-year consulting agreement which expires on May 18, 1999. Annual payments to Mr. Joseffer for each year of such consulting agreement are $132,000, $120,000, $144,000, $132,000 and $192,000, respectively. Under the terms of the non-compete agreement entered into by Mr. Joseffer, he receives monthly payments from the Company of $2,143, which monthly payments continue through March 1999.

            The Company leases six store locations from Mr. Joseffer or a company controlled by him. The Company paid $239,000 and $217,000 in rent and related amounts under such leases for the years ended September 30, 1996 and 1995, respectively. The Company believes the lease rate and terms, which include the Company's obligation to pay real estate taxes, are similar to those obtainable on an arms'-length basis.

            In September 1995, the Company paid $170,000 and issued warrants to purchase 37,500 shares of Common Stock to Starr Securities, Inc. and certain officers thereof as a financial advisory and investment banking fee for arranging the Company's sale of convertible subordinated notes to affiliates of Massachusetts Mutual Life Insurance Company. Robert B. Fagenson, a director of the Company, is a Vice President and Director of Starr Securities, Inc.

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

            The Board of Directors, by resolution adopted on January 24, 1997, unanimously adopted a resolution amending the Company's Articles of Incorporation (the "Articles"). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required for adoption of such amendment to the Articles.

            The proposed amendment to Article 5 of the Articles would increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares.

            As of January 20, 1997, 6,593,876 shares of Common Stock were outstanding, and approximately 2,208,836 shares of Common Stock were reserved or required for issuance on exercise of stock options, convertible notes and warrants, which leaves 1,197,288 shares authorized and remaining for issuance. The Board believes that it is desirable to have additional authorized shares of Common Stock available for stock splits, dividends, possible future financings, acquisitions and other general corporate purposes. In addition, the Company plans to issue approximately $20.0 million of debentures in the near future. Such debentures would be convertible into shares of Common Stock at a premium to the market price of such Common Stock. The additional authorized shares would be issuable at the Board's discretion without further shareholder action.

            If the proposed amendment to the Articles is adopted, Article 5 of the Articles will read in its entirety as follows (bracketed language is deleted, underscored language is added):

            5.  The corporation is authorized to issue [11,000,000] 21,000,000
                                                                    ----------
                shares of capital stock of which [10,000,000] 20,000,000
                                                              ----------
                shares shall be designated no par Common Stock, and 1,000,000 shares shall be designated Preferred Stock. The Board of Directors shall have the full authority to divide the 1,000,000 shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its voting rights (which may be full, limited, multiple or fractional, or no voting rights) and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as may be desired. Such division and determination may be accomplished by an amendment to this Article, which amendment may be made solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                   AMENDMENT OF THE ARTICLES OF INCORPORATION

                REQUIREMENTS FOR REPORTING SECURITIES OWNERSHIP

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon its review of copies of such forms furnished to it, or written representations from reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 1996 all filing requirements applicable to executive officers, directors, and greater than ten-percent beneficial owners were complied with, except that one report covering one transaction was filed late by Marc W. Joseffer, a director of the Company.

                            INDEPENDENT ACCOUNTANTS

            Coopers & Lybrand, L.L.P. served as the Company's independent accountants for the 1996 fiscal year. Representatives of that firm will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions. The auditors for fiscal year 1997 will be selected at the meeting of the Board of Directors to be held immediately following the Annual Meeting of Shareholders on March 12, 1997.

                           PROPOSALS OF SHAREHOLDERS

            Any shareholder who intends to present a proposal intended to be considered for inclusion in the Proxy Statement for presentation at the 1997 Annual Meeting of Shareholders must submit such proposal by November 1, 1997. It is suggested that the proposal be submitted to the Company's corporate offices in Erie, Pennsylvania by certified mail, return receipt requested, and be directed to the Secretary of the Company.

                                 OTHER MATTERS

            Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

            The 1996 Annual Report to Shareholders accompanies this Proxy Statement, but is not a part hereof.

            A copy of the Company's Annual Report on Form 10-KSB for fiscal year 1996 may be obtained without charge by any shareholder of record by written request made to Jeffrey A. Conway, Vice President and Chief Financial Officer, Rent-Way, Inc., 3230 West Lake Road, Erie, Pennsylvania 16505.


                                By Order of the Board of Directors,

                                           WILLIAM LERNER
                                             Secretary


Erie, Pennsylvania
February __, 1997

PROXY                                                                     PROXY


                                 RENT-WAY, INC.
                              3230 WEST LAKE ROAD
                            ERIE, PENNSYLVANIA 16505

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 12, 1997.

The undersigned hereby appoints Gerald A. Ryan and William E. Morgenstern, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Rent-Way, Inc. to be held at the Bel Aire Hotel, 2800 West 8th Street, Erie, Pennsylvania on March 12, 1997, and at any adjournments, upon matters described in the proxy statement furnished herewith and all other subjects that may properly come before the meeting. IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED HEREIN, FOR THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.


                         (To be Signed on Reverse Side)


               __________________________________________________

/ X /  Please mark your
       votes as in this
       example


      FOR the nominee listed             WITHHOLD
        at right                         AUTHORITY
      (except as marked to        to vote for the nominee
         the contrary)                listed at right


1.   ELECTION          /    /       /   /
     OF DIRECTORS
     (INSTRUCTION: To withhold authority to            Nominees:  Class II (term to 2000)        IF YOU DO NOT SIGN AND RETURN
     vote for the nominee write his name in                       William Lerner                 A PROXY, OR ATTEND THE MEETING,
     the space below:)                                            Marc W. Joseffer               YOUR SHARES CANNOT BE VOTED.

     ________________________________________                                                    PLEASE SIGN HEREON AND RETURN
                                                                                                 IN THE ENCLOSED ENVELOPE PROMPTLY.

2.   Approve the Amendment             FOR    AGAINST   ABSTAIN                                  SHAREHOLDERS ARE ENTITLED TO
     to the Company's Articles        /  /     /  /      /  /                                    CUMULATIVE VOTING IN THE ELECTION
     of Incorporation                                                                            OF DIRECTORS.


3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments.


SIGNATURE ________________________________________    _______________    ________________________________________    _______________
Note: Sign here as name(s) appears on label           DATED              SIGNATURE IF JOINTLY OWNED                  DATED
